Exhibit 4.3

DATED THIS 28 DAY OF MAY 2016

COCA-COLA EUROPEAN PARTNERS PLC

DEED OF ASSUMPTION AND REPLACEMENT

relating to

Equity Awards of Coca-Cola Enterprises, Inc.

DEED OF ASSUMPTION AND REPLACEMENT

OF

COCA-COLA EUROPEAN PARTNERS PLC

This Deed of Assumption and Replacement (the “Deed”) relating to the outstanding awards under certain equity incentive plans of Coca-Cola Enterprises, Inc., a Delaware corporation (“CCE”) is made on 28 May 2016 by Coca-Cola European Partners Plc, a public limited company (incorporated in England and Wales with registered number 09717350) whose registered office is at 20-22 Bedford Row, London, WC1R 4JS (the “Company”).

WHEREAS, pursuant to a transaction master agreement dated as of August 6, 2015 as amended and restated on December 14, 2015 and on April 7, 2016 and a separate agreement and plan of merger dated as of August 6, 2015 (the “Merger Agreement”), CCE, Coca-Cola Iberian Partners, S.A.U. and Coca-Cola Erfrischungsgetränke GmbH intend to combine to form the Company with CCE merging into, and being succeeded by Coca-Cola Enterprises, LLC, a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to the Merger Agreement and upon the effective time of the Merger (the “Effective Time”), each issued and outstanding share of CCE common stock (“CCE common stock”), with a par value of $0.01 per share, will be cancelled and automatically converted into the right to receive one validly issued, fully paid ordinary share of the Company, with €0.01 nominal value per share (a “CCEP ordinary share”) and the right to receive $14.50 in cash, without interest; and

WHEREAS, CCE currently sponsors and maintains the following equity incentive plans and sub-plans pursuant to which current and former employees and directors of the Company and its subsidiaries or affiliates may, as applicable, be granted rights to CCE common stock (or the right to receive benefits or cash amounts by reference to such shares):

•	Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “Incentive Award Plan”);

•	UK Tax Advantaged Sub-plan to the Incentive Award Plan;

•	French Sub-plan for Restricted Stock Units to the Incentive Award Plan;

•	French Sub-plan for Options to the Incentive Award Plan;

•	Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan (the “Legacy Plan”); and

•	Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors, (the “Directors Plan”)

(collectively with the foregoing plans, including any relevant grant agreements under such plans, the “CCE Plans”);

WHEREAS, pursuant to the Merger Agreement and effective as of the Effective Time, each option granted under the CCE Plans that is outstanding immediately prior to the Effective Time (the “Outstanding Options”) is to be assumed by the Company and be converted from an option over CCE common stock into an option over CCEP ordinary shares as adjusted pursuant to the terms and conditions set forth in the Merger Agreement (the “Assumed Options”);

WHEREAS, pursuant to the Merger Agreement and effective as of the Effective Time, each restricted stock unit and performance stock unit award granted under the Incentive Award Plan and each deferred stock unit granted under the Directors Plan that is outstanding immediately prior to the Effective Time (the “Outstanding Units”) is to be replaced with a restricted stock unit, performance stock unit or deferred restricted stock unit, as applicable, over CCEP ordinary shares and a right to a credit of $14.50 per share of CCE common stock upon settlement pursuant to the terms and conditions set forth in the Merger Agreement (the “Replaced Units”);

WHEREAS, the Company now wishes to assume the Outstanding Options and replace the Outstanding Units with Replaced Units in accordance with the terms of the Merger Agreement;

WHEREAS, in respect of any CCEP ordinary share to be issued to an individual pursuant to a Replaced Unit granted under any CCE Plan other than the Directors Plan, CCE, its successor Coca-Cola Enterprises LLC, or the subsidiary of the Company employing the relevant individual (if so stipulated by CCE or Coca-Cola Enterprises LLC), shall be liable to pay CCEP the €0.01 nominal value of such CCEP ordinary share;

WHEREAS, on April 25, 2016 the board of directors of CCE approved an amendment of the Directors Plan to provide each participant of the Directors Plan with the opportunity to elect to receive all or a portion of the value of his or her Stock Unit Account under the Directors Plan in the form of cash, which value will be determined as the average closing price of CCEP ordinary shares on the New York Stock Exchange for the ten (10) trading days immediately preceding the date of distribution of such account;

WHEREAS, on April 25, 2016 the board of directors of CCE also approved the termination of the Directors Plan in connection with the Merger as of the Effective Time and to settle all Replaced Units and otherwise to distribute all balances that have accrued under the Directors Plan in a manner that is in compliance with Section 409A, with such distribution to occur fifteen (15) days after the Effective Time, and on April 28, 2016 the board of directors of the Company, acting pursuant to the authority conferred on it by the Company’s sole shareholder, agreed to allot and issue CCEP ordinary shares to satisfy the obligations with respect to the Replaced Units granted under the Directors Plan upon payment by CCE or Coca-Cola Enterprises LLC of the €0.01 nominal value for each such CCEP ordinary share (to the extent such awards are not elected to be settled in cash by the relevant participant);

WHEREAS, the board of directors of the Company agrees that it (or an appropriate committee thereof) shall sponsor and administer the Assumed Options and the Replaced Units except for the Replaced Units granted under the Directors Plan (collectively, the “Assumed Awards”); and

WHEREAS, no new awards will be granted under the CCE Plans following the Effective Time (other than, for the avoidance of doubt, the Assumed Options and Replaced Units).

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	Subject to the completion of the Merger and the provisions of this Deed:

1.1 the Company hereby accepts assignment of and adopts and assumes the Assumed Awards from CCE, so that the Assumed Awards will be taken to have been granted by the Company as at the Effective Time; and

1.2 the Company shall allot and issue CCEP ordinary shares to satisfy the obligations with respect to the Replaced Units granted under the Directors Plan upon payment by CCE or Coca-Cola Enterprises LLC of the €0.01 nominal value for each such CCEP ordinary share (to the extent such awards are not elected to be settled in cash by the relevant participant).

2. The Company declares, undertakes and agrees that, as of the Effective Time, it shall be bound by the terms of the Assumed Options and the Replaced Units and the following shall apply with respect to the Assumed Options and Replaced Units:

2.1 to the extent any CCE Plan provides for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relates to or references, shares of CCE common stock or rights to shares of CCE common stock (or rights to receive benefits or amounts by reference to those shares), then, pursuant to the terms hereof and thereof, such CCE Plan shall instead provide for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relate to or reference, CCEP ordinary shares or rights to CCEP ordinary shares, as applicable (or rights to receive benefits or amounts by reference to those shares) pursuant to the terms of the Merger Agreement, on the same terms and conditions except with respect to the changes set out in Exhibit A or Exhibit B to this Deed (as applicable) and any such other changes as are necessary or advisable to reflect the Merger, implement the terms of the Merger Agreement with respect to such awards and/or comply or facilitate compliance with applicable English corporate, regulatory and tax law requirements, including, without limitation, and if necessary or appropriate, compliance with the exemption applicable to employee share schemes under section 1166 of the Companies Act 2006 from certain provisions contained in that Act;

2.2 all references in the CCE Plans to CCE or its predecessors are hereby amended to be references to the Company, except where the context dictates otherwise;

2.3 all references to the board of directors (or relevant committee of the board of directors) in the CCE Plans shall henceforth be taken to be references to the board of directors of the Company (or relevant committee of the board of directors of the Company), except where the context dictates otherwise; and

3. The Company further declares, undertakes and agrees that, as of the Effective Time, it will exercise all of the powers of the plan sponsor relating to Assumed Awards that were exercised by CCE with respect to the Outstanding Options and the Outstanding Units prior to the Effective Time.

4. This Deed shall be governed by and construed in accordance with the laws of England and Wales, without regard to conflict of laws principles.

* * *

(Signature page follows.)

IN WITNESS WHEREOF this Deed has been executed by the Company on the date first above written.

EXECUTED as a DEED by	)
COCA-COLA EUROPEAN PARTNERS PLC	)
acting by	)	Authorised Signatory

Witness’s Signature

Name:

Address:

EXHIBIT A

Summary of Amendments to Terms and Conditions of

Assumed Options and Replaced Units

This Exhibit memorializes the terms and conditions of the Assumed Options and Replaced Units granted under the Incentive Award Plan and Legacy Plan applicable from the Effective Time of the Merger.

Capitalized terms used in this Exhibit shall have the same meanings as in the Deed to which this Exhibit is appended, unless otherwise defined herein.

In this Exhibit, “Replaced Units” shall mean a restricted stock unit or performance stock unit over CCEP ordinary shares and a right to a credit of $14.50 per share of CCE common stock upon settlement that replaces an Outstanding Unit granted under the Incentive Award Plan or Legacy Plan pursuant to the terms and conditions set forth in the Merger Agreement. For the avoidance of doubt, no Assumed Option shall be considered a Replaced Unit.

This Exhibit amends the award agreements and any appendices thereto for the Outstanding Options and Outstanding Units as they relate to the Assumed Options and Replaced Units (respectively) and replaces and supersedes any conflicting terms thereof.

The amendments to the terms and conditions of the Assumed Options and Replaced Units are as follows:

1.	Governing Documents. Each Assumed Option and Replaced Unit shall continue to be governed by the terms and conditions of the applicable CCE Plan and the award agreement (including any appendices thereto) under which the corresponding original Outstanding Award was granted, except as modified hereby.

2.	Settlement. Subject to paragraph 3.3 below, each Assumed Option and Replaced Unit shall be settled upon exercise or vesting (respectively) using only CCEP ordinary shares and shall not be settled in cash, nor using shares of CCE common stock.

3.	Type and Number of Shares.

3.1	Shares. All references to Coca-Cola Enterprises, Inc. and its common stock shall be changed to Coca-Cola European Partners Plc and its ordinary shares.

3.2	Assumed Options. The number of CCEP ordinary shares subject to each Assumed Option shall be equal to the product of (A) the number of shares of CCE common stock subject to the corresponding original Outstanding Option as of the Effective Time (which shall be rounded down to the nearest whole share) and (B) a fraction, the numerator of which shall be the White Stock Price (as defined in the Merger Agreement) and the denominator of which shall be the Orange Stock Price (as defined in the Merger Agreement).

3.3	Replaced Units. The number of CCEP ordinary shares subject to each Replaced Unit shall be equal to the number of shares of CCE common stock subject to the corresponding original Outstanding Unit immediately prior to the Effective Time.

A credit of $14.50 per CCEP ordinary share subject to each Replaced Unit shall be credited to the account of the holder of each Replaced Unit in respect of each Replaced Unit that he or she holds at the Effective Time, which shall be subject to the same terms and conditions applicable to the corresponding Replaced Units and which shall be paid in cash by CCEP following the vesting of the Replaced Units. CCEP will also pay any dividend equivalents due on the Replaced Units and any cash payments due in respect of fractional shares under the Replaced Units following the vesting of such Replaced Units.

4.	Exercise Price. The per-share exercise price of each Assumed Option shall be equal to the product (which shall be rounded up to the nearest whole cent) of (A) the exercise price of the corresponding original Outstanding Option immediately before the Effective Time and (B) a fraction, the numerator of which shall be the Orange Stock Price (as defined in the Merger Agreement) and the denominator of which shall be the White Stock Price (as defined in the Merger Agreement).

5.	Grant Date. For purposes of the terms and conditions of the Assumed Options and Replaced Units, the date of grant of each Assumed Option and each Replaced Unit shall be the date on which the corresponding original Outstanding Award was granted.

6.	Vesting Schedule. The vesting schedule applicable to each Assumed Option and Replaced Unit shall be the same as the vesting schedule applicable to the corresponding original Outstanding Award as in effect immediately prior to the Effective Time and commencing from the date on which the original Outstanding Award was granted.

7.	Transfer. Assumed Options and Replaced Units, and any interests, rights and obligations with respect thereto, may not be transferred by the holders of such awards to any other person.

8.	Nominal Value Payment. Notwithstanding any term to the contrary in any Assumed Option or Replaced Unit award agreement, in no event shall CCEP issue or transfer its ordinary shares to satisfy an obligation it assumed or agreed to exchange under any Assumed Option or Replaced Unit unless CCEP receives payment of the nominal value of €0.01 per share in compliance with applicable laws.

9.	French Restricted Stock Units. The Replaced Units corresponding to the original Outstanding Units that were granted as tax-qualified awards under French law and that are not deemed to have retained their tax-qualified status as of the Effective Time shall not be subject to the holding periods required under French law.

EXHIBIT B

Summary of Amendments to Terms and Conditions of

Replaced Units under the Directors Plan

This Exhibit memorializes the terms and conditions of the Replaced Units granted under the Directors Plan applicable from the Effective Time of the Merger.

Capitalized terms used in this Exhibit shall have the same meanings as in the Deed to which this Exhibit is appended, unless otherwise defined herein.

In this Exhibit, “Replaced Units” shall mean a deferred restricted stock unit over CCEP ordinary shares and a right to a credit of $14.50 per share of CCE common stock upon settlement that replaces an Outstanding Unit granted under the Directors Plan pursuant to the terms and conditions set forth in the Merger Agreement.

This Exhibit amends the award agreements and any appendices thereto for the Outstanding Units as they relate to the Replaced Units and replaces and supersedes any conflicting terms thereof.

The amendments to the terms and conditions of the Replaced Units are as follows:

1.	Governing Documents. Each Replaced Unit shall continue to be governed by the terms and conditions of the Directors Plan and the award agreement (including any appendices thereto) under which the corresponding original Outstanding Unit was granted, except as modified hereby.

2.	Settlement. Subject to paragraph 3.2 below, each Replaced Unit shall be settled upon vesting using CCEP ordinary shares or, to the extent elected by the Nonemployee Director, in cash. For the avoidance of doubt, Replaced Units shall not be settled using shares of CCE common stock.

3.	Type and Number of Shares.

3.1	Shares. All references to Coca-Cola Enterprises, Inc. and its common stock shall be changed to Coca-Cola European Partners Plc and its ordinary shares.

3.2	Replaced Units. The number of CCEP ordinary shares subject to each Replaced Unit shall be equal to the number of shares of CCE common stock subject to the corresponding original Outstanding Unit immediately prior to the Effective Time.

A credit of $14.50 per CCEP ordinary share subject to each Replaced Unit shall be credited to the account of the holder of each Replaced Unit in respect of each Replaced Unit that he or she holds at the Effective Time, which shall be subject to the same terms and conditions applicable to the corresponding Replaced Units and which shall be paid in cash by CCEP following the settlement of the Replaced Units. CCEP will also settle any hypothetical dividends due on the Replaced Units and any cash payments due in respect of fractional shares under the Replaced Units following the settlement of such Replaced Units.

4.	Grant Date. For purposes of the terms and conditions of the Replaced Units, the date of grant of each Replaced Unit shall be the date on which the corresponding original Outstanding Unit was granted.

5.	Distribution Timing. Each Replaced Unit which is fully vested and all related balances that have accrued in respect of each such Replacement Unit shall be settled or distributed on the date that is fifteen (15) days following the Effective Time of the Merger in a manner which is in compliance with Section 409A of the Internal Revenue Code, in accordance with the terms set out herein.

6.	Transfer. Replaced Units, and any interests, rights and obligations with respect thereto, may not be transferred by the holders of such awards to any other person.

7.	Nominal Value Payment. Notwithstanding any term to the contrary in any Replaced Unit award agreement, in no event shall CCEP issue or transfer its ordinary shares to satisfy an obligation under any Replaced Unit unless CCEP receives payment of the nominal value of €0.01 per share in compliance with applicable laws.